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                                                                    EXHIBIT 99.1

                                                                 Press Release

[UNITED AUTO LOGO]
                                                         United Auto Group, Inc.
                                                         13400 Outer Drive West
                                                         Suite B36
                                                         Detroit, MI  48239

Contact: Jim Davidson                  Phil Hartz                  Tony Pordon
         Executive Vice President -    Senior Vice President -     Vice President -
         Finance                       Corporate Communications    Investor Relations

         201-325-3303                  313-592-5365                313-592-5266

         jdavidson@unitedauto.com      phartz@unitedauto.com       tony.pordon@unitedauto.com

FOR IMMEDIATE RELEASE

          UNITED AUTO GROUP, INC. COMMENCES $132 MILLION STOCK OFFERING AND COMPLETION OF SALE OF $300 MILLION OF SENIOR SUBORDINATED
                                      NOTES

DETROIT, MI, March 13, 2002 -- United Auto Group, Inc. (NYSE: UAG) announced that, after the close of business on March 12, 2002, it commenced a public offering of 6,000,000 shares of its common stock, par value $.0001 per share, at $22.00 per share. Of the shares being offered, three million will be sold by the Company and three million will be sold by certain selling stockholders, some of whom have also granted the underwriters an option to purchase up to an additional 900,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on Monday, March 18, 2002. The offering is being underwritten by a group led by Bear, Stearns & Co. Inc. and Banc of America Securities LLC.

The Company also announced that it completed the sale, in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, of $300 million of Senior Subordinated Notes due 2012. The Notes carry a coupon rate of 9 5/8 percent and have been rated B3 by Moody's Investor Service and B by Standard & Poor's. The Notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States, absent registration or an applicable exemption from registration requirements.

Net proceeds from the offerings by the Company will be used to repay the Company's term loans and reduce the revolving portion of the Company's credit agreement.

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 128 franchises in 19 states, Brazil, Puerto Rico and the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.